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                                                                    EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
  of TBC Corporation:

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 for the Company's 1989 Stock Incentive Plan (Reg. No. 33-43166) and in the Registration Statement on Form S-8 for the Company's 1989 Stock Incentive Plan (Reg. No. 333-48802) of TBC Corporation of our report dated April 27, 2005, except for Note 4, as to which the date is August 12, 2005, relating to the financial statements, financial statements schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.



/s/ PricewaterhouseCoopers LLP
------------------------------
Memphis, Tennessee
August 26, 2005